UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 3, 2013

HEALTHCARE TRUST OF AMERICA, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-998-3478

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements with Certain Officers.

On January 3, 2013, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Healthcare Trust of America, Inc. (the "Company") approved a new employment agreement (the "Employment Agreement") for Scott D. Peters, the Chief Executive Officer, President and Chairman of the Board of the Company. The following summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which the Company intends to file with its annual report on Form 10-K for its 2012 fiscal year.

Mr. Peters’ Employment Agreement has a term of four years, with the parties having the option to renew the agreement for two additional one-year terms thereafter. The agreement provides for Mr. Peters to receive an initial base salary of $800,000, which may subsequently be increased by the Compensation Committee but not reduced, and an annual incentive bonus based on the Company’s and Mr. Peters’ performance as determined by the Compensation Committee, with the target annual bonus being 200% of Mr. Peters’ base salary. In addition, the agreement provides for Mr. Peters to be granted 250,000 shares of the Company’s common stock, with 25% of such shares being vested on the date of grant and the remaining 75% of such shares vesting in annual installments over the three-year period commencing January 1, 2013. Mr. Peters is also entitled to participate in the benefit plans made available generally to the Company’s other senior executives.

The Employment Agreement also provides for Mr. Peters to receive severance if his employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the Employment Agreement). If such a termination occurs, Mr. Peters will be entitled to a cash severance benefit to be paid in a lump sum equal to three times the sum of (i) his base salary at the annualized rate in effect on his termination date, and (ii) his target annual bonus for the year in which the termination occurs. In addition, he would be entitled to a prorated bonus for the year in which the termination occurs, and each of his outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date (except that this acceleration provision does not apply to the awards of membership units in our operating partnership granted to Mr. Peters in May 2012 and any similar awards that may subsequently be granted to him). In addition, in the event of termination of Mr. Peters’ employment as described above, he would generally be entitled to reimbursement for COBRA premiums for continued health coverage for up to 18 months following the termination date. If a change in control of the Company occurs, Mr. Peters would be entitled to terminate his employment for any reason within 90 days after the change in control and receive the severance benefits described above. In each case, Mr. Peters’ right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST OF AMERICA, INC.

January 4, 2013	By:	/s/ Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman